ALAMO GROUP INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Section 1.  Background and Purpose of the Plan.

            (a)         Background.    The name of this plan is the Alamo Group Inc. Supplemental Executive Retirement Plan (the “Plan”).  The Board of Alamo Group Inc., a Delaware corporation (the “Company”) has adopted the Plan as of January 3, 2011 (the “Effective Date”).

            (b)        Purpose.  The purpose of the Plan is to provide the executive management team of the Company and its Subsidiaries with a supplemental retirement benefit through the use of a defined benefit non-qualified supplemental executive retirement plan.  The Plan is not intended to constitute either a qualified plan under the provisions of Section 401 of the Code or a funded plan subject to ERISA.  The obligation of the Company to make payments under the Plan constitutes solely an unsecured, but legally enforceable, promise of the Company to make such payments, and no person, including any Employee, shall have any lien, prior claim, or other security interest in any property of the Company as a result of the Plan.  Rather, any employee participating in the Plan shall have the status of a general unsecured creditor of the Company.

Section 2.  Definitions.

            For purposes of the Plan, in addition to terms defined elsewhere in the Plan, the following terms shall be defined as set forth below:

            (a)        “Board” means the Board of Directors of the Company.

            (b)        “Cause” means, unless a Participant is party to a written employment agreement with the Company or a Subsidiary which contains a definition of “cause”, “termination for cause,” or any other similar term or phrase, in which case “Cause” shall have the meaning set forth in such agreement, conduct involving one or more of the following: (i) the substantial and continuing failure of the Participant to render services to the Company or any Subsidiary in accordance with the Participant’s obligations and position with the Company or Subsidiary, provided the Company or any Subsidiary provides the Participant with adequate notice of such failure and, if such failure is capable of cure, the Participant fails to cure such failure within thirty (30) days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) the Participant’s conviction of, or no contest plea to, an act of theft, fraud, or embezzlement; (iv) the commission of a felony; or (v) a material breach of the terms of an agreement between the Participant, on the one hand, and the Company or any Subsidiary on the other hand, or a material breach of any material company policy.

            (c)        “Change in Control” means the first to occur of any one of the events set forth in the following paragraphs:

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 (i) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (as such terms are defined in Section 13(d)(3) of the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Shares representing more than fifty percent (50%) of the total voting power of the issued and outstanding stock of the Company entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or group has the power and authority to vote such Shares;

(ii) a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) any sale, lease, exchange, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (together with the assets of the Company’s direct and indirect subsidiaries) to any person or  more than one person acting as a group (as such terms are defined in Section 13(d)(3) of the Exchange Act); provided, however, that for purposes of this subsection (iii), a transfer of assets by the Company to an entity that is controlled by the Company’s stockholders immediately after the transfer will not be considered a Change in Control;  or

(iv) the consummation of a merger or consolidation of the Company with another entity in which immediately following the consummation of the transaction, those stockholders of the Company immediately before the consummation of the transaction cease to own collectively at least fifty percent (50%) of the Voting Stock of the Company, so long as such merger or consolidation constitutes a “change in control” as defined in Treasury Regulation Section 1.409A-3(i)(5)(v) and the stock in the Company remains outstanding after the transaction.

            (d)        “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

            (e)        “Committee” means the Compensation Committee of the Board, as appointed from time to time by at least a majority of the whole Board.

            (f)         “Company” means Alamo Group Inc., a Delaware corporation.

            (g)        “Credited Service” means a Participant’s continuing and uninterrupted period of employment with the Company and/or Subsidiary commencing on the first day for which such Participant is paid, or entitled to payment (including for periods prior to implementation of this Plan), for the performance of duties with the Company and/or Subsidiary and terminating with the Participant’s cessation of participation in the Plan.  “Credited Service” shall also include partial periods of interrupted employment, as determined by the Committee.

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            (h)        “Disability” means (i) that a Participant cannot engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment, and (ii) that a physician has determined that the Participant’s condition described in (i) has lasted or can be expected to last continuously for at least twelve (12) months or can lead to death.

            (i)         “Effective Date” means January 3, 2011.

            (j)         “Employee” means an employee of the Company or any of its Subsidiaries.

            (k)        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

            (l)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            (m)       “Final Cash Compensation” means the three-year average of the annualized base salary compensation payable to a Participant in cash by the Company or a Subsidiary for the calendar year as of the last date in the Participant’s final year of Credited Service and the two preceding calendar years: (i) before any requisite tax withholding and payroll deductions, (ii) including base pay, other regular earnings, any amounts deferred under a salary reduction agreement pursuant to the Company’s 401(k) plan, a Subsidiary’s 401(k) plan, or under a “cafeteria plan” (within the meaning of Section 125 of the Code) maintained by the Company or a Subsidiary, and (iii) excluding cash bonuses, severance pay, expense reimbursements, any expenses of Participant paid by the Company or a Subsidiary on behalf of Participant, taxable fringe benefits, group term life insurance, expatriate compensation, exercised stock options or other equity compensation, and short and long-term disability paid by a third party.  For example, if a Participant has an annual base salary of $100,000 on January 1st, receives a raise on April 30th such that Participant’s new annual base salary is $120,000 going forward for a particular year, the Participant’s annualized base salary for that year used to calculate Final Cash Compensation is $120,000 for purposes of this Plan.

            (n)        “Normal Retirement Age” means age 65.

            (o)        “Participant” means an Employee who is eligible and has been selected to participate in the Plan pursuant to Section 3.

            (p)        “Plan” means the Alamo Group Inc. Supplemental Executive Retirement Plan, as set forth herein and as amended from time to time.

            (q)        “Retirement Benefit” means, as of any given date of determination, the vested portion only of the retirement benefit calculated under Sections 4 and 5 hereof.

            (r)        “Separation from Service” shall mean a separation from service as defined in Code Section 409A and the Treasury Regulations and rulings issued thereunder.

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            (s)        “Subsidiary” means a direct or indirect subsidiary of the Company, provided that the Company (or an entity defined as a Subsidiary herein) owns fifty percent (50%) or more of the combined voting power of all classes of such Subsidiary’s stock entitled to vote, and the Company (or an entity defined as a Subsidiary herein) owns fifty percent (50%) or more of the total value of shares of all classes of such Subsidiary’s stock outstanding.

Section 3.  Eligible Employees and Notification.

            An Employee is eligible to become a Participant in the Plan if such Employee is a member of a select group of key management or other highly compensated employees of the Company and/or a Subsidiary, as determined by the Board.  An eligible Employee shall become a Participant in the Plan as of the date he or she is selected by the Board for inclusion as a Participant in the Plan.  Following the Board’s selection of a Participant for inclusion as a Participant, the Committee shall notify each Participant of his or her participation in the Plan.  Ongoing eligibility and participation of Participants shall be determined by the Board in its sole discretion, and no Employee shall have a right to initial or ongoing participation in this Plan.    Exhibit A attached hereto lists those Employees who are Participants as of the Effective Date, and will be updated by the Committee to reflect those Employees who become Participants after the Effective Date.

Section 4.  Vesting.

            A Participant shall have a nonforfeitable (vested) right to Participant’s Retirement Benefit upon the earliest of the following to occur: (i) Participant achieves ten (10) or more years of Credited Service, or (ii) a Change in Control occurs.

Notwithstanding the foregoing, if a Participant is terminated as an Employee by the Company or a Subsidiary for Cause, then the Participant’s Retirement Benefit shall be immediately forfeited, whether or not such Retirement Benefit is then vested.

Section 5.  Calculation of Retirement Benefit.

(a)         Ten (10) or More Years of Credited Service.  A Participant who has achieved ten (10) or more years of Credited Service shall have a Retirement Benefit equal to: (i) twenty percent (20%) of the Participant’s Final Cash Compensation, (ii) multiplied by fifteen (15).

            (b)        Change in Control.  If a Change in Control occurs after a Participant has achieved ten (10) or more years of Credited Service, then, consistent with (a) above, such Participant’s Retirement Benefit shall equal twenty percent (20%) of the Participant’s Final Cash Compensation, multiplied by fifteen (15).  However, if a Change in Control occurs before a Participant has achieved ten (10) or more years of Credited Service, then such Participant’s Retirement Benefit shall equal: (i) twenty percent (20%) of the Participant’s Final Cash Compensation, (ii) multiplied by fifteen (15), (iii) multiplied by, the number of years of Credited Service the Participant has achieved as of the date of the Change in Control divided by ten (10).  For example, if a Participant had eight (8) years of Credited Service when a Change in Control occurred, and Participant’s Final Cash Compensation was $150,000, the Participant’s Retirement Benefit would equal $360,000 ($150,000 x 20% = $30,000; $30,000 x 15 = $450,000; $450,000 x 8/10 = $360,000).

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Section 6.  Payment of Retirement Benefit.

            The terms of payment of a Retirement Benefit shall be determined by the first to occur of the following payment events listed in subsections (a) – (d) below.  The occurrence of a subsequent payment event shall not alter the method by which the Retirement Benefit is paid.  By way of example, if a Participant dies during the annuity period following his or her Separation from Service, his or her Retirement Benefit shall continue to be payable in accordance with the installment terms determined under Section 6(a) below.  To the extent a Participant has a vested right to such Participant’s Retirement Benefit pursuant to Section 4 hereof, the Company shall pay the Retirement Benefit to Participant (or Participant’s estate, as applicable), upon the first of the following events to occur in accordance with the following:

            (a)        Separation from Service.  In connection with a Participant’s Separation from Service (including Participant’s retirement from the Company on or after his or her Normal Retirement Age), the Company shall pay the vested Retirement Benefit to Participant in monthly installments over a period of fifteen (15) years, the amount of each such installment to equal the vested Retirement Benefit divided by one hundred eighty (180).  If the Participant has reached his or her Normal Retirement Age when the Separation from Service occurs, then the first such monthly installment shall be due and payable on the first day of the seventh month following the Participant’s Separation from Service (and not earlier than such date), and each subsequent installment shall be made monthly thereafter on the first day of the month following the prior installment payment; otherwise, if the Participant has not reached his or her Normal Retirement Age when the Separation from Service occurs, then the first such monthly installment shall be due and payable on the first day of the month immediately following the Participant’s attainment of his or her Normal Retirement Age (and not earlier than such date), and each subsequent installment shall be made monthly thereafter on the first day of the month following the prior installment payment.

(b)        Death.  Following a Participant’s death, the Company shall pay the vested Retirement Benefit to the Participant’s estate in a single lump sum cash payment no later than ninety (90) days after the Participant’s death.

(c)        Disability.  A Participant seeking payment of his or her vested Retirement Benefit hereunder by reason of Disability shall notify the Committee of the Participant’s Disability, together with such documentation necessary for the Committee to determine whether the Participant is Disabled within the meaning of this Plan.  Commencing with the Committee’s determination that a Participant has a “Disability” under the terms of this Plan, the Company shall pay the vested Retirement Benefit in monthly installments over a period of fifteen (15) years, the amount of each such installment to equal the vested Retirement Benefit divided by one hundred eighty (180).  The first such monthly installment shall be due and payable on the first day of the month following the Committee’s determination that a Participant has a “Disability” under the terms of this Plan, and each subsequent installment shall be made monthly thereafter on the first day of the month following the prior installment payment.

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(d)        Change in Control.  Following a Change in Control, the Company shall pay the vested Retirement Benefit to the Participant in a single lump sum cash payment no later than ninety (90) days after the Change in Control.

Section 7.        Claims Procedures.

            (a)        Application for Benefits.  The Committee may require any person claiming a Retirement Benefit under the Plan to submit a written application, together with such documents, evidence, and information as it considers necessary to process the claim.

            (b)        Action on Application.  Within ninety (90) days after receipt of an application and all necessary documents and information, the Committee shall furnish the claimant with a written notice of its decision.  If the Committee denies the claim in whole or in part, the notice will set forth (1) specific reasons for the denial, with specific reference to Plan provisions upon which the denial is based; (2) a description of any additional information or material necessary to process the application with an explanation why such material or information is necessary; and (3) an explanation of the Plan’s claim review procedure.

                If special circumstances require an extension of time for processing the claim, the Committee shall furnish the claimant written notice of the extension before the end of the initial ninety (90) day period.  In no event shall the extension exceed a period of ninety (90) days from the end of the initial period.  The notice shall explain the circumstances requiring an extension of time and the date by which the Committee expects to render a decision.

                (c)         Claim Review.  The claimant who does not agree with the decision rendered on his or her application may request that the Committee review the decision.  The request must be made within sixty (60) days after the claimant receives the decision, or if the application has neither been approved nor denied within the ninety (90) day period specified in subsection (b) of this Section 7, then the request must be made within sixty (60) days after expiration of the ninety (90) day period.

            Each request for review must be in writing and addressed to the Committee.  Concurrently with filing the request for review, or within the sixty (60) days request period, the claimant may submit in writing to the Committee a statement of the issues raised by his or her appeal and supporting arguments and comments.

            During the pendency of his appeal, the claimant may inspect all documents which are reasonably pertinent to his case, upon reasonable notice to the Committee.  However, under no circumstance shall the Committee be required to disclose to any claimant information concerning any person other than the Participant whose benefit is being claimed, to the extent such information is normally treated as confidential.

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            Where the Committee believes that the issues raised by the claimant’s appeal may be more efficiently or fairly processed by taking testimony of the claimant or others, it shall set the matter for oral hearing and give the claimant reasonable notice of the time and place.  Whether or not an oral hearing is scheduled, the Committee shall proceed promptly to resolve all issues raised by the claimant’s appeal and shall render a written decision on the merits, with a statement of the reasons and references to the pertinent supporting provisions of the Plan, within sixty (60) days following receipt of the claimant’s request for review.

            If special circumstances require an extension of time, the Committee shall render a decision as soon as possible, but not later than one hundred and twenty (120) days after receipt of the request for review.  If an extension is required, the Committee shall furnish to the claimant written notice of the extension, including an explanation of the circumstances requiring the extension, before the extension period begins.

Section 8.  Administration of the Plan.

            (a)        The Plan shall be administered by the Committee.

            (b)        The Committee shall have the responsibility for the general administration of the Plan according to the terms of this Plan and shall have all powers necessary in its discretion to accomplish those purposes, including but not limited to the following:

(i)         to adopt, alter, and rescind rules and regulations relating to the Plan as it shall from time to time deem advisable;

(ii)        to construe and interpret the terms of the Plan and Retirement Benefits granted pursuant to the Plan, and to otherwise supervise the administration of the Plan;

(iii)       to correct any defect, supply any omission, or reconcile any inconsistency that may appear in this Plan; and

(iv)       to determine all controversies relating to the administration of the Plan, including but not limited to: (1) differences in opinion arising between the Company and/or Subsidiary and a Participant, and (2) any questions it deems advisable to determine in order to promote the uniform administration of this plan for the benefit of all interested parties.

In exercising such discretion pursuant to this Section 4(b), the Committee shall ensure that a grant of Retirement Benefits is structured so as to comply with the requirements of Code Section 409A and the Treasury Regulations thereunder, and the Committee shall not take any action that would cause an impermissible acceleration of payment or impermissible additional deferral of compensation for purposes of Code Section 409A and the Treasury Regulations thereunder.

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            (c)        The Committee’s decisions, determinations, and interpretations will be final, conclusive, and binding on all persons, including the Company, Subsidiaries, and the Participants.  No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and each and any officer or employee of the Company and/or Subsidiary acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

Section 9.        Tax Withholding.

Prior to the delivery of any Retirement Benefit (or installment thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Retirement Benefit.

Section 10.      No Effect on Employment or Service.

            Neither the Plan nor any Retirement Benefit will confer upon a Participant any right with respect to continuing the Participant’s relationship as an Employee with the Company or a Subsidiary, nor will they interfere in any way with the Participant’s right or the Company’s right (or the right of a Subsidiary) to terminate such relationship at any time, with or without Cause, to the extent permitted by applicable laws.

Section 11.      Limitation of Rights.

            Nothing in this Plan will be construed to give a Participant or any other person claiming through a Participant any interest or right under this Plan other than that of any general unsecured creditor of the Company.

Section 12.      Term of Plan; Amendment; Termination.

            The Plan will become effective upon its adoption by the Board.  Unless terminated earlier by the Board, the Plan will continue indefinitely from the Effective Date (the “Plan Term”).  No Retirement Benefit shall be granted pursuant to the Plan after the end of the Plan Term, but Retirement Benefits theretofore granted may extend beyond the Plan Term.  The Board may at any time amend, alter, suspend or terminate the Plan.  The Board reserves the right, in its sole discretion and for whatever reason it deems appropriate, to amend the Plan from time to time, or to terminate the Plan at any time; provided, however that no amendment or termination of the Plan may impair the rights of a Participant with a vested Retirement Benefit under Section 4 hereof without the written consent of such Participant.

Section 13.      General Provisions.

            (a)        No right or benefit, including the Retirement Benefit, provided in this Plan will be transferable by the Participant, except upon his or her death to the Participant’s estate.  No right or benefit under this Plan will be subject to alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to alienate, sell, assign, pledge, encumber, or charge the same will be void.

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            (b)        If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

            (c)        The Plan and all Retirement Benefits shall be governed by the laws of the State of Delaware without regard to its principles of conflict of laws.

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Exhibit A

Participants in the Plan as of the Effective Date

Donald C. Duncan

Robert H. George

Dan E. Malone

Richard D. Pummell

Ronald A. Robinson

Richard J. Wehrle

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